Exhibit (a)(1)(E)
Offer to Purchase for Cash
by
AutoNation, Inc.
of
Up to 50,000,000 Shares of its Common Stock
at a Purchase Price of $23.00 Per Share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, APRIL 12, 2006, UNLESS THE OFFER IS EXTENDED.
To Our Clients:
      Enclosed for your consideration are the Offer to Purchase, dated March 10, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), by AutoNation, Inc., a Delaware corporation (the “Company”), to purchase for cash up to 50,000,000 shares of its common stock, $0.01 par value per share, at a price of $23.00 per share, without interest, on the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.
      All shares validly tendered before the Expiration Time (as defined in the Offer to Purchase) and not validly withdrawn will be purchased by the Company at the purchase price of $23.00 per share, without interest, on the terms and subject to the conditions of the Offer, including its minimum acceptance condition and financing conditions (each as defined below), proration provisions (including the “odd lot” priority provisions) and conditional tender provisions. The Company reserves the right, in its sole discretion, to purchase more than 50,000,000 shares in the Offer, subject to applicable law. Shares not purchased because of proration provisions or conditional tenders will be returned to the tendering stockholders at the Company’s expense promptly after the expiration of the Offer. See Sections 1 and 3 of the Offer to Purchase.
      On the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 50,000,000 shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law) are validly tendered and not properly withdrawn, the Company will buy shares first, from all stockholders who own beneficially or of record, an aggregate of fewer than 100 shares (an “Odd Lot Holder”) who validly tender all their shares, second, on a pro rata basis from all other stockholders who properly tender shares, subject to any conditional tenders, and third, if necessary to permit the Company to purchase 50,000,000 shares (or any such greater number of shares as the Company may elect to purchase, subject to applicable law), from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares are purchased in the Offer, as described in Section 6 of the Offer to Purchase (for which the condition was not initially satisfied, and provided the holders tendered all of their shares) by random lot, to the extent feasible. See Sections 1, 3 and 6 of the Offer to Purchase. Because the Company’s largest shareholder, ESL Investments, Inc., and certain affiliated entities, have agreed to tender all of their shares pursuant to the Offer, subject to certain conditions, and, as of March 7, 2006, ESL Investments, Inc. and such affiliated entities owned 77,061,800 shares, the Company currently expects tendered shares will be purchased on a pro rata basis if the conditions to the Offer are satisfied or waived.
      We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.
      Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

      Please note the following:

1. You may tender your shares at a price of $23.00 per share, as indicated in the attached Instruction Form, net to you in cash, without interest.

2. You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

3. The Offer is subject to certain conditions, including that a minimum of 50,000,000 shares be properly tendered and not properly withdrawn in the Offer (the “minimum acceptance condition”) and that the financing condition is met (the “financing condition”). See Section 7 of the Offer to Purchase.

4. The Offer, withdrawal rights and proration period will expire at 10:00 a.m., New York City time, on April 12, 2006, unless the Company extends the Offer.

5. The Offer is for 50,000,000 shares, constituting approximately 19% of the total number of outstanding shares of our common stock as of March 7, 2006.

6. Tendering stockholders who are registered stockholders or who tender their shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

7. If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the shares that you own before the expiration of the Offer and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered and not properly withdrawn.

8. If you wish to condition your tender upon the purchase of all shares tendered or upon the Company’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company’s purchase of shares from all tenders which are so conditioned, to the extent necessary, will be determined by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.
      If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.
      Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 10:00 a.m., New York City time, on Wednesday, April 12, 2006, unless the Offer is extended.
      The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of the Company’s common stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
      The Company’s Board of Directors has approved the Offer. However, none of the Company, its Board of Directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to stockholders as to whether to tender or refrain from tendering their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender. Stockholders should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. ESL Investments, Inc. and certain affiliated entities, which own 77,061,800 shares, or approximately 29% of the Company’s common stock, have agreed to tender all their shares in the Offer, subject to certain conditions. Two of the Company’s directors, Edward S. Lampert and William C. Crowley, are Chief Executive Officer and President and Chief Operating Officer, respectively, of ESL Investments, Inc. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer, except for Michael E. Maroone, one of the Company’s directors and the Company’s President and Chief Operating Officer, who has advised us that he intends to tender approximately three million shares of common stock that he owns in the Offer. Mr. Maroone beneficially owns 6,090,135 shares, including 3,034,058 vested stock options.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash
by
AutoNation, Inc.
of
Up to 50,000,000 Shares of its Common Stock
at a Purchase Price of $23.00 Per Share
      The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 10, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by AutoNation, Inc., a Delaware corporation (the “Company”), to purchase for cash up to 50,000,000 shares of its common stock, $0.01 par value per share, at a price of $23.00 per share, without interest, on the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.
      The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.
Number of shares to be tendered by you for the account of the undersigned:                      shares*
*Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

ODD LOTS
(See Instruction 13 of the Letter of Transmittal)
To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐	By checking this box, the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 shares and is tendering all of those shares.

CONDITIONAL TENDER
(See Instruction 12 of the Letter of Transmittal)
A tendering stockholder may condition his or her tender of shares upon the Company purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by the Company pursuant to the terms of the Offer, none of the shares tendered by you will be purchased. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased from me, if any are purchased from me, is: shares.
If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her shares and checked this box:

☐	The tendered shares represent all shares held by the undersigned.
      The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Signature(s):
________________________________________________________________________________
Name(s):
________________________________________________________________________________ (Please Print)
Taxpayer Identification or Social Security Number:

Address(es):
________________________________________________________________________________ (Including Zip Code)
Area Code/Phone Number:
________________________________________________________________________________
Date:                     , 2006

3